Exhibit 10.3
SERVICES AGREEMENT
     This SERVICES AGREEMENT (the “Agreement”) is entered into this 1st day of February, 2008 (the “Effective Date”), by and between ARIZONA RESEARCH AND DEVELOPMENT, INC., an Arizona corporation (“ARD”), and POWERVERDE, INC., a Delaware corporation (“PowerVerde”).
Recitals
A.	PowerVerde has applied for certain patents and holds other intellectual property (individually and collectively the “Intellectual Property”) created in connection with the development of an engine which will be driven by excess heat derived from other sources (the “Engine”). The Engine and the Intellectual Property are hereinafter called the “Technology.”

B.	ARD possesses certain technological, machining and engineering skills that are critical to PowerVerde in the development of the Technology.

C.	George Konrad, the principal of PowerVerde, and its largest shareholder, is also the sole shareholder of ARD.

D.	The purpose of this Agreement is to formally memorialize the terms and conditions under which ARD will make its services available to PowerVerde.
Agreement
     1. Services. ARD will perform engineering, machining and other development services in connection with the development of the Technology as PowerVerde may require. PowerVerde will use its best commercially reasonable efforts to notify ARD in advance of its service requirements and the time for effecting delivery of all services. Machining and other services may be performed by ARD in accordance with the specifications furnished by PowerVerde, unless ARD is retained by PowerVerde to provide specifications for any aspect of the Engine or the technology.
     2. Ownership of Inventions. Any inventions or innovations made or created by ARD or any of its employees or agents while performing services for PowerVerde shall be the exclusive property of PowerVerde and ARD hereby assigns to PowerVerde any such inventions.
     3. Rate. ARD will charge PowerVerde for the services performed by George Konrad on behalf of ARD in connection with engineering, development, or machining of parts required for the Technology at the rate of $60.00 per hour. ARD shall record Konrad’s time in an accurate manner in increments no greater than one-quarter of an hour. In addition, ARD will invoice PowerVerde for machine shop services and manufacturing services provided to PowerVerde by ARD at the going, competitive rates for machine shop services, which rate shall not be less than $60.00 per hour, nor more than $75.00 per hour.
     4. Space. If PowerVerde needs to occupy space within ARD’s facility for the purpose of engineering and developing the Technology, ARD will make space available at a licensed rate of $0.75 per square foot per month, which rate shall include space used for office, storage, materials and any miscellaneous space occupied by PowerVerde.
     5. Power. PowerVerde shall be responsible for and shall reimburse ARD for the cost of any additional electrical current used by it in the development or testing of the Technology, including, without limitation, heaters or other equipment which are heavy users of electricity. ARD shall develop a fair method of allocating costs of electrical usage, to the extent electric usage for PowerVerde property is not separately metered.
     6. Expenses. PowerVerde agrees to reimburse ARD for all reasonable expenses incurred by ARD on behalf of PowerVerde that are not reimbursed under another provision of this Agreement. ARD shall present PowerVerde with an itemized listing of expenses (with back-up information, if requested) in order to obtain reimbursement for such expenses.
     7. Telephone Lines. PowerVerde shall reimburse ARD monthly for the costs of all telephone lines used by PowerVerde.
     8. Term. This Agreement shall remain in effect until terminated by either party.
     9. Termination. This Agreement may be terminated by a either party by delivering written notice of termination to the other party; provided that termination shall not be effective until the 61st day after written notice of termination has been delivered to the other party.
     10. PowerVerde Board Approval. Notwithstanding Section 7 above, this Agreement shall automatically terminate 120 days after the Effective Date unless this Agreement is approved by an independent majority of the Board of Directors of PowerVerde, exclusive of Mr. George Konrad.
     11. Amendments. This Agreement may be amended only by a writing executed by both parties hereto.
     12. Insurance. ARD shall maintain workers’ compensation insurance. ARD shall maintain such other general liability insurance as ARD and PowerVerde may agree from time to time. ARD hereby discloses that its current insurance coverages may not cover liabilities or injuries arising from operating, testing or developing high pressure devices, such as the Engine.
     13. Settlement of Disputes. Should any disputes arise between the parties in connection with this Agreement, the parties shall use their best efforts to resolve the dispute through the negotiation between the parties. Any such dispute not satisfactorily settled by negotiation, after 30 days, may be brought as a claim(s) by either party in a court of law having jurisdiction over the subject matter hereof. The prevailing party in any such dispute shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such dispute.
     14. Entire Agreement. This Agreement shall constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersedes all negotiations or communications between the parties prior to the execution of this Agreement concerning the subject matter hereof

     15. Governing Law. This Agreement is entered into and shall be governed by the substantive laws of the State of Arizona, without regard to conflict of law principles.
     16. Jurisdiction. In the event of any dispute between the parties, jurisdiction and venue shall lie solely in the state or federal courts located in Maricopa County, Arizona, and by executing this Agreement, each party consents to the jurisdiction and venue of such courts and hereby waives any objection or defense such party may have thereto.
     17. Attorneys’ Fees. In the event of any dispute between the parties, the prevailing party shall be entitled to recover its attorneys’ fees and costs of court, including any expert witness fees.
     18. Successors and Assigns. This Agreement shall be binding on each of the party’s and the successors and assigns of any such party.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be as of the day and year first above written.

“ARD”

Arizona Research and Development, Inc., an
Arizona corporation

By:	/s/ George Konrad

Its:	President

“PowerVerde”

PowerVerde, Inc., a Delaware corporation

By:	/s/ George Konrad

Its:	President

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